Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Coeur Mining, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Coeur Mining, Inc. on Forms S-3 (No. 333-262799), on Forms S-8 (Nos. 033-60163, 033-72524, 333-112253, 333-125903, 333-166907, 333-204142, 333-224751, and 333-256016), and on Forms 424B5 (No. 333-229973 and 333-267299).

/s/ Grant Thornton LLP

Chicago, Illinois
February 21, 2024